Exhibit 4.15


                           AGENCY AGREEMENT 182-03-23

The City of Moscow                                                  June 5, 2003

Open Joint Stock Company of Long Distance and International Telecommunications Rostelecom (hereafter the "Principal"), located at: 5 Delegatskaya, Moscow 127091, Russian Federation, represented by General Director S.I. Kuznetsov, who is acting under the Charter, and

Open Joint Stock Company "Alfa-Bank" (hereafter the "Agent"), located at: 27 Kalanchiovskaya, Moscow 107078, Russian Federation, represented by Chairman of the Management Board R.F. Khvesiuk, who is acting under the Charter,

(jointly referred to as the "Parties" and individually, as a "Party"),

have entered into this Agency Agreement (this "Agreement") on the following:

                            1. TERMS AND DEFINITIONS

1.1. "Debt Obligation" means Debt Obligation No. 3-1-3-14 of August 16, 1994, issued by the Principal in favor of the Government of the Russian Federation and signed by the Principal, the Ministry of Finance of the Russian Federation on behalf and upon authorization of the Government of the Russian Federation, and by the Bank of External Economic Activity of the USSR (Vneshekonombank).

1.2. "Debt Claims" means the rights of claim, against the Russian Federation, for the principal debt by category "Balance of Payments of 1990", which debt is specified in clause 1.1.3. of Article 1 of the Agreement, dated June 24, 1994, between the Government of the Russian Federation and the Government of the Slovak Republic on the settlement of the indebtedness owed by the former USSR and the Russian Federation to the Slovak Republic, in the version of the Protocol of August 28, 2002.

1.3. "Debt Claims Assignment Certificates" means the documents perfected by the Ministry of Finance of the Slovak Republic on behalf of the Government of the Slovak Republic, certifying the holder's rights of claim against the Russian Federation under the Debt Claims.

1.4. "Principal's Debt" means the indebtedness, determined as of June 1, 2003, owed by the Principal, under the Debt Obligation, to the Government of the Russian Federation in the person of the Ministry of Finance of the Russian Federation in the amount of fourteen billion five hundred eighteen million eight hundred thirty-eight thousand eight hundred thirty Japanese yens ((Y)14,518,838,830), including the principal debt in the amount of eleven billion six hundred million five hundred fifty-two thousand nine hundred forty-eight Japanese yens ((Y)11,600,552,948), interest in the amount of forty-four million seven hundred sixteen thousand eight hundred sixty-seven Japanese yens ((Y)44,716,867), commission in the amount of nineteen million seven hundred thirty-three thousand three hundred ninety-three Japanese yens ((Y)19,733,393), accrued fines and penalties (specified in clause 2.7 of the Debt Obligation) in the amount of two billion eight hundred fifty-three million eight hundred thirty-five thousand six hundred twenty-two Japanese yens ((Y)2,853,835,622). For the purposes of this Agreement, an equivalent of the Principal's Debt and any portion thereof in US dollars shall be calculated at the Japanese yen - US dollar cross-rate determined with application of the official rates of exchange of the Japanese yen for the Russian ruble and of the US dollar for the Russian ruble established by the Central Bank of the Russian Federation for the first day of the month when the agreement, specified in sub-clause (1) of clause 3.1.1. hereof, was made.
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                           2. SUBJECT OF THE AGREEMENT

2.1 Under this Agreement, the Agent undertakes to perform, on its behalf and at the Principal's cost, actions required to terminate the Principal's Debt in part or in full, on the terms of this Agreement.

2.2 The Principal's order, established hereunder, shall constitute solely such actions of the Agent which, when performed, will result in termination of the full scope of all the Principal's obligations in respect of the payment of the Principal's Debt amount, while the Agent's total expenses incurred upon the performance of such order shall be up to one hundred million US dollars (US$100,000,000), or in termination of the Principal's obligations in respect of payment of any portion of the Principal's Debt amount, which portion shall be not less that eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), while the Agent's total expenses incurred on the performance of such order shall be not more that seventy-five million five hundred thirty-five thousand sixty-four US dollars (US$75,535,064).

Redemption of any portion of the Principal's Debt in an amount less that eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208) shall be deemed as executed without the Principal's order, and the Agent's expenses incurred thereupon shall not be reimbursable.

2.3. For the purposes of performance of the Principal's order, the Agent undertakes to transfer, in accordance with Resolution No. 221 of the Government of the Russian Federation, dated April 16, 2003, to the Ministry of Finance of the Russian Federation, the Debt Claims, free of any encumbrances and rights of third parties, as well as the Debt Claims Assignment Certificates or, at the Agent's or subagent's discretion, other rights of claim for the Russian Federation's obligations constituting the state external debt of the Russian Federation, by entering, on its behalf, into an assignment agreement with the Ministry of Finance of the Russian Federation, providing for the transfer mentioned in this clause 2.3 above.

The Parties hereby establish that the Agent's performance of the Principal's order hereunder shall not create a ground for transition, to the Agent, of any creditor's rights under the Debt Obligation in respect of the Principal, and the Principal shall not assume any obligations to pay, for the benefit of the Agent, any sums under the Debt Obligation and shall not grant its consent with respect to transition, to the Agent, of claims arising out or in connection with the Debt Obligation.

2.4. The holder of the right in respect of the Debt Claims and Debt Claims Assignment Certificates or other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation must be only the Agent or the subagent retained by the Agent for the purpose of performing the Principal's order. Acquisition, by the Agent or the subagent, of rights in respect of the Debt Claims and Debt Claims Assignment Certificates or any other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation shall be carried out by the Agent or the subagent at its own expense and without order from the Principal. The effect of this Agreement shall not cover acquisition, by the Agent or the subagent, of rights in respect of the Debt Claims and Debt Claims Assignment Certificates or any other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation. The holding of the Debt Claims and Debt Claims Assignment Certificates or any other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation shall be performed solely by the holder of the right on its own behalf and in its own interests.

                    3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1      Rights and Obligations of the Agent.

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3.1.1 The Agent is obliged to perform the order, given thereto, in accordance with the Principal's instructions upon the occurrence of the following circumstances:

(1) entering into force of the agreement subject to conclusion in accordance with Resolution No. 221 of the Government of the Russian Federation, dated April 16, 2003, between the Principal, the Ministry of Finance of the Russian Federation and Vneshekonombank, providing for the possibility to discharge the Principal's Debt by transfer, to the Ministry of Finance of the Russian Federation, of the Debt Claims and Debt Claims Assignment Certificates or other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation, as well as for the possibility of discharge of the Principal's Debt by a third party; and

(2) acquisition by the Agent or the subagent, retained by the Agent for the purpose of performing the Principal's order, of rights in respect of the Debt Claims and Debt Claims Assignment Certificates or other rights of claim for the Russian Federation's obligations constituting the state external debt of the Russian Federation.

3.1.2 Without prejudice to provisions of clause 2.2 and clause 4.2 hereof, the Agent may deviate from the Principal's instructions if, in the circumstances, the Principal's interests require so and the Agent could not have served an inquiry to the Principal in advance or has not received a response to its inquiry within two (2) business days. The Agent is obligated to notify the Principal on the deviations occurred, as soon as such notification becomes possible.

3.1.3 For the purpose of performing this Agreement, the Agent is entitled to enter into a subagency agreement with another person, remaining responsible for the subagent's actions to the Principal.

3.1.4 The Agent is obligated to provide the Principal, upon its request, with all information about the course of the order execution.

3.1.5 As soon the Principal's obligations in respect of the Principal's Debt portion making not less than eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208) are terminated, a settlement reconciliation acknowledgement should be signed among the Principal, the Ministry of Finance of the Russian Federation and Vneshekonombank, confirming, along with the documents specified in this subclause 3.1.5, the termination of the Principal's obligation in respect of the Principal's Debt portion making not less than eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208). Within five (5) business days of the date of signing of the settlement reconciliation acknowledgement specified in this subclause 3.1.5, the Agent shall provide, to the Principal, a preliminary performance report (the "Preliminary Report") where the Agent shall specify the sum of money which should be earmarked by the Agent as a total note amount of the Promissory Notes in accordance with clause 4.3 hereof towards reimbursement of the expenses which have been and/or will be incurred by the Agent in connection with the performance of the Principal's order. The Agent is obligated to complement the Preliminary Report with the following documents:

(a) a notarized copy of the assignment agreement, specified in clause 2.3 hereof, made between the Agent or the subagent and the Ministry of Finance of the Russian Federation;

(b) a notarized copy of the acknowledgement confirming the transfer of the Debt Claims Assignment Certificates from the Agent or subagent to the Ministry of Finance of the Russian Federation;

(c) a copy, certified with an authorized signature and seal of the Ministry of Finance of the Russian Federation, of the letter, signed by an authorized official of the Ministry of Finance of the Russian Federation and addressed to Vneshekonombank and copied to the Principal, on the termination of the Principal's obligation in respect of the Principal's Debt portion making not less than

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eleven billion six hundred sixty-five million three thousand two hundred eight
Japanese yens ((Y)11,665,003,208);

(d) a notarized copy of the subagency agreement made between the Agent and the subagent;

(e) copies, certified with an authorized signature and seal of the Agent, of documents evidencing the actual expenses incurred by the Agent in connection with the performance of the Principal's order in the amount making not less than seventy five percent (75%) of the aggregate amount which, in accordance with the agreements or other documents signed between the Agent and third parties, is subject to be transferred for the benefit of such third parties for the purposes of the Agent's performance by the Principal's order hereunder.

For the purposes of this Agreement, the date, on which the Principal shall have received, to the full extent, the document specified in this clause 3.1.5 above, shall be referred to as "Intermediate Date of Performance."

3.1.6 Within the period until January 15, 2004, the Agent shall provide, to the Principal, a final report on the fulfillment of the order under this Agreement (the "Final Report"), with the following documents attached thereto:

(a) a copy, certified with an authorized signature and seal of the Ministry of Finance of the Russian Federation, of the authorization document issued by the Ministry of Finance of the Russian Federation in the form of an order or directive and signed by an authorized official of the Ministry of Finance of the Russian Federation, which document shall, along with the settlement reconciliation acknowledgment specified in subclause 3.1.5 hereof, the settlement reconciliation acknowledgment to be signed among the Principal, the Ministry of Finance of the Russian Federation and Vneshekonombank after the termination of the Principal's obligation on the payment of the Principal's Debt in full, documents specified in subclause 3.1.5 of the Agreement and this subclause 3.1.6, evidence termination of the Principal's obligation on the payment of the Principal's Debt in the full amount specified in clause 1.4 hereof (in the event that such obligations shall have been terminated in full);

(b) a copy, certified with an authorized signature and seal of the Ministry of Finance of the Russian Federation, of the letter, signed by an authorized official of the Ministry of Finance of the Russian Federation and addressed to Vneshekonombank and copied to the Principal, on the termination of the Principal's obligation on payment of the Principal's Debt in the full amount specified in clause 1.4 hereof (in the event that the Principal's Obligations on the payment of the Principal's Debt shall have been terminated in full);

(c) a copy, certified with an authorized signature and seal of Vneshekonombank, of the letter, signed by an authorized official of Vneshekonombank and addressed to the Ministry of Finance of the Russian Federation and copied to the Principal, on the termination of the Principal's obligation on the payment of the Principal's Debt in the full amount specified in clause 1.4 hereof (in the event that the Principal's obligations on the payment of the Principal's Debt shall have been terminated in full);

(d) copies, certified with an authorized signatory and seal of the Agent, of the documents evidencing the actual expenses incurred by the Agent in connection with the performance of the Principal's order (in the event that the Agent's expenses, as of the Intermediate Date of Performance, have been ascertained not in full).

3.2 Rights and Obligations of the Principal.

3.2.1 The Principal is obligated to promptly accept the Agent's reports, all the documents provided thereby and everything performed thereby in accordance with the Agreement. The Parties establish that the Principal's acceptance of the Preliminary Report shall not constitute any direct or indirect

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approval, from the part of the Principal, in respect of the due performance by the Agent of the rules contained in clauses 2.2 and 4.2 hereof concerning the ratio between the amount of the Agent's expenses incurred upon the performance of the Principal's order and the amount of the Principal's obligations on the payment of the Principal's Debt.

3.2.2. The Principal is obligated to provide the Agent with documents required to perform this Agreement.

3.2.3. The Principal is obligated to pay the Agent the fee stipulated hereunder as well as reimburse it for the expenses incurred thereby in connection with the performance of the Principal's order, in the amount and through the procedure envisaged in Article 4 hereof.

                             4. SETTLEMENT PROCEDURE

4.1. For the Agent's performance of the Principal's order in accordance herewith, as a result of which performance the Principal's Debt or a portion thereof is discharged in accordance with clause 2.2 hereof, the Principal undertakes to pay the Agent, not later than the Payment Date under Note 1 specified in Clause 4.3 hereof, a fee in the amount of the rouble equivalent of one hundred thousand US dollars ($100,000), including VAT, calculated at the US dollar - the Russian rouble official rate of exchange established by the Central Bank of the Russian Federation and effective at the payment date.

In the event that the Principal's Debt, for any reasons, is not terminated on the terms specified in clause 2.2 hereof, the Principal shall, within fifteen
(15) days of the date of transfer of the Final Report to the Principal, pay the Agent a fee in the amount of three thousand roubles (RUR3,000), including VAT.

4.2. The Parties hereby establish that the Agent is entitled to reimbursement for the expenses incurred in connection with the performance of the Principal's order on the terms specified in Clause 2.2 hereof. Subject to provisions of clause 2.4 hereof, the Agent's expenses related to the performance of the Principal's order shall include document supported:

(1) expenses incurred by the Agent in US dollars, equal to the price of the acquisition of the Debt Claims by the Agent or of other rights of claim for the Russian Federation's obligations constituting the state external debt of the Russian Federation; or

(2) expenses incurred by the Agent in US dollars, equal to the amount of the fee paid to the sub-agent and to the amount of reimbursement of the sub-agent's expenses on the acquisition of the Debt Claims or other rights of claims for the Russian Federation's obligations constituting the state external debt of the Russian Federation. In the event that settlements between the Agent and the sub-agent shall be executed by transferring property to the sub-agent, the Agent's expenses shall be certified with the documents of the property transfer to the sub-agent and with the documents evidencing the Agent's expenses on the acquisition of such property. In the event that settlements between the Agent and the sub-agent shall be made by means of an international bank transfer, the Agent's expenses shall be evidenced by a printed copy of the electronic communication prepared in accordance with the standards of the Society for Worldwide Interbank Financial Telecommunications (SWIFT) evidencing the transfer of the monetary funds, due to the sub-agent, to the sub-agent's bank account, with filling section O70 with a note reading as follows: fees and disbursements of beneficiary customer under Agency Agreement (Subagency Agreement) dd ___________, 2003, which note shall contain a reference to the date of entering into the sub-agency agreement between the Agent and the sub-agent.

Reimbursement of the Agent's expenses shall be executed in accordance with the procedure provided for in clause 4.3 of the Agreement.

Notwithstanding any other provisions herein to the contrary, the total amount of the Agent's expenses related to the performance of the Principal's order shall under no circumstances exceed:

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(a) in the event of termination of the Principal's Obligation on the payment of the Principal's Debt in the full amount specified in clause 1.4 hereof, - a sum of one hundred million US dollars ($100,000,000), and any other amount exceeding the sum specified above shall be, to the extent of such excess, deemed as incurred without the Principal's order and shall not be reimbursable;

(b) in case of termination of the Principal's obligation on the payment of the Principal's Debt in the amount not less than eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), - a sum of seventy-five million five hundred thirty-five thousand sixty four US dollars ($75,535,064), and any other amount exceeding the sum specified above shall be, to the extent of such excess, deemed as incurred without the Principal's order and shall not be reimbursable.

Any other expenses of the Agent and/or the sub-agent (other than the types of expenses which are expressly specified in the clause 4.2), including those in connection with discussion, preparation, signing and performance of this Agreement and all other documents envisaged in the Agreement shall be deemed as incurred without with Principal's order and shall not be reimbursable.

4.3. Should the Agent transfer, to the Principal, the Preliminary Report and documents specified in clause 3.1.5 hereof, the Principal shall, within fifteen
(15) days of the Intermediate Date of Performance, issue, to the Agent towards reimbursement of the expenses which have been and/or will be incurred by the Agent in connection with the performance of the Principal's orders, the Principal's promissory notes (the "Promissory Notes"), each of them should be drawn up mainly in the form contained in Schedule A hereto and provide for: (i) the Principal's obligation to pay the Agent a US dollar amount, without effective payment stipulation, (ii) accrual, since the date of the note execution, of interest of five point ninety-four percent (5.94%) p.a. on the note amount, (iii) the time of payment as "at sight but not earlier than the specified date", and, as such date, the Promissory Note shall specify the dates (the "Payment Date") falling on the last day of a period continuing six (6), twelve (12), eighteen (18), twenty-four (24), thirty (30), thirty (30) and thirty-six (36) months since the Intermediate Date of Performance, respectively.

The total note amount of the Promissory Notes shall, subject to clause 4.2 hereof, be equal to the total amount of the expenses, specified by the Agent in the Preliminary Report, which expenses have been and/or will be incurred by the Agent in connection with the performance of the Principal's order, but in no circumstance it shall exceed one hundred million US dollars (US$100,000,000) and shall be ascertained in the Promissory Notes in the following way:

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667)
- in the promissory note, the Payment Date under which is falling on the last day of the period continuing six (6) months ("Note 1");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667)
- in the promissory note, the Payment Date under which is falling on the last day of the period continuing twelve (12) months ("Note 2");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667) in the promissory note, the Payment Date under which is falling on the last day of the period continuing eighteen (18) months ("Note 3");

- Sixteen million six hundred sixty-six thousand six hundred sixty-seven US dollars (US$16,666,667)
- in the promissory note, the Payment Date under which is following on those day of the period continuing twenty-four (24) months ("Note 4");

- Eight million eight hundred sixty-eight thousand three hundred ninety-seven US dollars ($8,868,397) - in the promissory note, the Payment Date under which is falling on the last day of the period continuing thirty (30) months ("Note 5");

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- Seven million seven hundred ninety-eight thousand two hundred seventy US dollars (US$7,798,270)
- in the promissory note, the Payment Date under which is falling on the last day of the period continuing thirty (30) months ("Note 6");

- the remaining amount constituting a difference between the dollar equivalent of eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), calculated at the Japanese yen - US dollar cross-rate established with application of the official rates of exchange of the Japanese yen for the Russian rouble and of the US dollar for the Russian rouble established by the Central Bank of the Russian Federation for the first day of the month in which the agreement specified in sub-clause (1) of clause
3.1.1 hereof is made, and the total note amount under the six (6) notes specified above - in the promissory note, the Date of Payment under which is falling on the last day of the period continuing thirty-six (36) months ("Note 7").

The transferring of the Promissory Notes to the Agent should be accompanied by the transfer, to the Agent, of duly certified copies of the documents evidencing powers of the persons who affixed their signatures on the Promissory Notes and should be certified with the Promissory Notes acceptance acknowledgement drawn up in the form contained in Schedule B hereto.

Without prejudice to the provisions of clause 4.4. hereof, the Parties hereby establish that the transfer, by the Principal to the Agent, of the Promissory Notes on the terms specified above shall be deemed a sufficient reimbursement for the expenses incurred by the Agent in connection with the performance of the Principal's order and replace the Principal's payment of any moneys to the Agent towards reimbursement of the expenses in connection with the performance of the Principal's order.

4.4. If, as of January 15, 2004, the Principal's obligations on the payment of the Principal's Debt are terminated not in the full but, at that, to an amount not less than eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208), the Principal may refuse to accept the Agent's performance of the order in respect of the amount constituting an excess (if any) over eleven billion six hundred sixty-five million three thousand two hundred eight Japanese yens ((Y)11,665,003,208) and the Agent undertakes, not later than January 30, 2004, to return, to the Principal at its request, Note 6 and Note 7, having placed the following endorsement thereon: "Pay to the order of Open Joint Stock Company Long Distance and International Communications "Rostelecom" (OGRN 1027700198767) located at: 5 Delegatskaya, Moscow 127091, Russian Federation, without recourse against OJSC Alfa-Bank", with affixation of the Agent's seal, signatures of an authorized representative and of the Chief Accountant of the Agent and with indication of the date of the endorsement execution. The transferring of the notes to the Principal should be accompanied by the transfer, to the Principal, of duly certified copies of the documents evidencing powers of the persons who affixed their signatures to the endorsements and should be certified with the Promissory Notes Acceptance Acknowledgement drawn up in the form contained in Schedule B hereto.

If the Agent defaults on its obligation on the transfer, to the Principal, of
Note 6 and/or Note 7 in accordance with the terms of this clause 4.4, the Agent shall be liable to pay the Principal, until February 10, 2004, the ruble equivalent of the note amount of the non-transferred Promissory Notes, which equivalent shall be calculated at the US dollar - Russian ruble official rate of exchange established by the Central Bank of the Russian Federation and effective at the payment date, and an amount of interest accrued on the note amount since the date the relevant note was drawn and until the date of expiring of one year since the respective Payment Date.

4.5. If the Principal defaults on its obligation on the transfer of the Promissory Notes to the Agent, which obligation is established in clause 4.3. hereof, the Principal shall be liable to pay the Agent a sum of money, by installments, in the amount and within the periods which, had the Principal not have defaulted on its obligation on of the transfer of the Promissory Notes, would have been specified on the Promissory Notes in accordance with clause 4.3. hereof, by transferring, to the Agent, a ruble equivalent of such sum to be calculated by the US dollar-Russian ruble official rate of exchange

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established by the Central Bank of the Russian Federation and effective on the
Payment Date, as well as to pay an interest of five point ninety four percent (5.94%) p.a. accrued on the amount of each of the installment payments. The Principal may, any time, early perform, in part or in full, its obligations on the reimbursement of the Agent's expenses by transferring, to the Agent, a sum of money towards reimbursement of the amount of expenses, and a sum of interest accrued by the date of such early reimbursement.

For the avoidance of doubt, the Parties acknowledge that if an obligation arises for the Agent to return Note 6 and Note 7, the Principal's obligation on the payment of a ruble equivalent of the note amount of Note 6 and note amount of
Note 7 and of interest accrued on such amounts shall be deemed terminated on the sixteenth day following the date when the Preliminary Report is submitted by the Agent to the Principal.

If the Principal defaults on its obligations in respect of the timely transfer, to the Agent, of any of the installment payments specified in this clause 4.5, the Agent shall be entitled to claim the Principal should immediately pay all the monetary amounts payable by the Principal for the benefit of the Agent in accordance with this clause 4.5., including the amount of interest accrued by the date of such early payment.

                           5. LIABILITY OF THE PARTIES

     5.1 In the event the Principal delays performance of its obligation (a) to pay the fee to the Agent or (b) to make the payments determined in Clause 4.5 hereof or in the event the Agent delays performance of its obligation determined in Clause 4.4 hereof, the delaying Party shall pay to the other Party a penalty at a rate of 24% (twenty-four percent) per annum of the overdue obligation per day of delay.

                                6. FORCE MAJEURE

     6.1 The Parties shall be relieved from liability for partial or complete non-performance of their obligations hereunder if such non-performance results from force majeure circumstances arising after the making hereof due to emergencies the Parties could not have foreseen or prevented.

     Such circumstances, in particular, shall include acts of government authorities of the Russian Federation making performance hereunder impossible.

     6.2 Upon the occurrence of circumstances specified in Clause 6.1 hereof, each Party shall promptly so notify the other Party in writing. Such notice shall contain data on the nature of such circumstances and official documents evidencing the existence of such circumstances and, where possible, evaluating their impact on the possibility of such Party's performance of its obligations hereunder.

     6.3 If a Party fails to give notice or delays the giving of notice as per Clause 6.2 hereof, it shall reimburse the other Party for the losses it incurs.

     6.4 In the event of occurrence of circumstances provided for under Clause
6.1 hereof, the term for the performance by such Party of its obligations hereunder shall be extended for the duration of the period of such circumstances and their effects.

     6.5 If circumstances listed in Clause 6.1 hereof and their effects continue to exist for more than eight weeks, the Parties shall conduct additional negotiations to ascertain acceptable alternative modes of performance hereunder.

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                               7. CONFIDENTIALITY

     7.1 The terms hereof and of the agreements (protocols, etc.) hereto shall be confidential and may not be disclosed.

     7.2 The Parties shall do their utmost to prevent their employees from advising third parties about any details hereof or of exhibits hereto without the other Party's prior consent.

                    8. APPLICABLE LAW AND DISPUTE RESOLUTION

     8.1 This Agreement shall be governed and construed in accordance with Russian Federation law.

     8.2 Any disputes or differences shall be settled by the Parties by negotiation. If any disputes or differences in connection herewith are not settled within thirty (30) days of the date either Party gives relevant notice to the other Party, such disputes or differences shall be settled by the Moscow City Arbitrazh Court.

                              9. TERM OF AGREEMENT

     9.1 This Agreement shall be valid from the date of its entry into force until February 10, 2004 unless otherwise provided for hereunder.

     9.2 If the Principal fails to perform its obligations to pay the fee to the Agent and/or to reimburse losses within the term hereof or the Agent fails to perform its obligations specified in Clause 4.4 hereof, the expiry hereof shall not terminate the said obligations of the defaulting Party and such obligations shall be terminated by their performance.

                              10. FINAL PROVISIONS

     10.1 Any amendments or additions hereto shall be valid provided they are made in writing and executed by the Parties' duly authorized representatives.

     10.2 In the event the circumstances specified in Clause 3.1.1 hereof fail to occur and/or the Agent fails to repay part of the Principal's Debt in an amount of at least eleven billion six hundred sixty-five million three thousand two hundred eight (11,665,003,208) Japanese yen by October 1, 2003 inclusive, this Agreement shall be terminated.

     10.3 Neither Party shall have the right to transfer its rights or obligations hereunder to a third party without the other Party's prior consent in writing. The said restrictions shall not apply to the Agent's right as provided for under Clause 3.1.3 hereof to engage a subagent to perform the Principal's instructions.

     10.4 Any notices or communications shall be made in writing. Notices shall be deemed duly given if delivered by registered mail or via a tested facsimile channel to the proper number of the Party to receive such notice or communication, receipt of such notice or communication to be confirmed by the addressee or delivered in person to the following addresses of the Parties:

     Principal

   OJSC Rostelecom
   14, 1-ya Tverskaya-Yamskaya st.,
   Moscow 125047
   fax: (095) 787-2850
   Attention: Financial Director
   Copy: Head of Treasury

   Agent

   OJSC Alfa-Bank
   27 Kalanchevskaya st.
   Moscow 107078
   fax: (095) 795-3631
   Attention: Chief, Debt Program Directorate

     10.5 This Agreement shall enter into force as of June 5, 2003.

     10.6 This Agreement is made in two counterparts, each having equal legal validity, one counterpart per Party.

                               11. BANKING DETAILS

Principal:

OJSC Rostelecom
TIN 7707049388
Settlement account 40702810800000001375
with KB Russkiy Industrialniy Bank
correspondence account: 30101810500000000202 with Branch No. 5 of Moscow GTU of the Bank of Russia
BIC 044552202

Agent:

OJSC Alfa-Bank
TIN 7728168971
BIC 044525593
correspondence account: 30101810200000000593 with OPERU of Moscow GTU of the Bank of Russia settlement account 47422810500000000422, 47422840800000000422 acc. No. 400927098 with JPMorgan Chase Bank, New York

                           SIGNATURES OF THE PARTIES:

For the Principal                          For the Agent
_________/signed/_________                 _________/signed/_________
Sergey Ivanovich Kuznetsov                 Rushan Fedorovich Khvesiuk
Director General                           Chairman of the Management Board

_________/signed/_________                 _________/signed/_________
Alexander Alexandrovich Lutsky             Marina Ivanovna Popova
Chief Accountant                           Chief Accountant
[Seal]                                     [Seal]

                                                                       Exhibit A
                                                             to Agency Agreement
                                                              dated June 5, 2003

                         FORM OF NOTE OF OJSC ROSTELECOM

                           PROMISSORY NOTE No. _______

Made on: _____________ 2003

Made in the City of Moscow

Open Joint Stock Company of Long Distance and International Telecommunications Rostelecom (OGRN 1027700198767) located at: 5, Delegatskaya, Moscow 127091, Russian Federation, unconditionally undertakes to pay under this promissory note a cash amount of _______________ US Dollars (US$______________) ("Note Amount")
and interest at a rate of __________ (_____) per annum accrued on the Note Amount from the date of this note directly to Open Joint Stock Company "Alfa-Bank" (OGRN [ ]) located at: [ ] or to the order of the said company.

Payment of the Note Amount and of interest hereunder shall be made in roubles at the rate of the Central Bank of the Russian Federation as of the payment date.

This promissory note shall be paid upon presentation which may not occur prior
to [     ].

Payment shall be made in the City of Moscow.

Director General, OJSC Rostelecom
                                            ---------------------------

                                                                          [Seal]

Chief Accountant, OJSC Rostelecom
                                            ---------------------------

                                                                       Exhibit B
                                                             to Agency Agreement
                                                              dated June 5, 2003

                             FORM OF NOTE ACCEPTANCE
                          AND DELIVERY ACKNOWLEDGEMENT

Open Joint Stock Company of Long Distance and International Telecommunications Rostelecom (hereinafter, "Rostelecom") located at: _________________ represented by ____________ who is acting under ____________ and

Open Joint Stock Company "Alfa-Bank" (hereinafter, the "Bank") located at:
_______________ represented by _____________________________ who is acting under
_________________

have executed this note acceptance and delivery acknowledgement (the "Acknowledgement") with regard to the following:

__________________ transferred to _____________ the following promissory notes for the total note amount of ___________ US Dollars (US$_____________):

------- ----------------------------- ------------- --------------- --------------- -------------- ---------------
  #             Note Issuer           Note Number    Note Amount    Interest Rate     Date and        Maturity
                                                       of Note                        Place of
                                                                                        Issue
------- ----------------------------- ------------- --------------- --------------- -------------- ---------------
  1     Open Joint Stock Company of   --------      ----------      ----------      ---------,     ----------
        Long Distance and                                                           City of
        International                                                               Moscow
        Telecommunications
        Rostelecom
------- ----------------------------- ------------- --------------- --------------- -------------- ---------------

------- ----------------------------- ------------- --------------- --------------- -------------- ---------------

------- ----------------------------- ------------- --------------- --------------- -------------- ---------------

By executing this Acknowledgement, Rostelecom and the Bank evidence proper performance of the obligation of __________ to transfer promissory notes as per Clause _____ of the Agency Agreement between Rostelecom and the Bank dated June 5, 2003.

     This Acknowledgement is made in two counterparts, each having equal legal validity, one counterpart for each of Rostelecom and the Bank.

On behalf of Rostelecom                                    On behalf of the Bank

Chief Accountant                                           Chief Accountant
Seal                                                       Seal